***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Exhibit 10.16

LICENSE AGREEMENT

          THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into March 1, 2010, by and between WILLIAMSON-DICKIE MANUFACTURING COMPANY, a corporation organized under the laws of the State of Delaware, U.S.A., with its principal office and place of business in Fort Worth, Tarrant County, Texas, (hereinafter referred to as “LICENSOR”), and Magla Products LLC, a limited liability company organized under the laws of the State of New Jersey with its principal office and place of business in Morristown, New Jersey and Magla World-Wide, Ltd,, a wholly owned subsidiary organized under the laws of the Cayman Islands and with its principal office and place of business in Morristown, New Jersey, (hereinafter collectively referred to as “LICENSEE”);

WITNESSETH:

          WHEREAS, LICENSOR is the owner of certain trademarks, including the marks referred to by LICENSOR as “DICKIES & Horseshoe Device” and “DICKIES and Parallelogram Design” and “GENUINE DICKIES & Design” (hereinafter “the Trademarks”), which are depicted in the drawings attached hereto as Exhibit “A” and made a part hereof; and

          WHEREAS, LICENSOR is the owner of trademark applications and registrations for the Trademarks in various nations, including, but not limited to, those registrations and applications identified in Exhibit “B” attached hereto and made a part hereof; and

          WHEREAS, the parties hereto desire that LICENSOR grant to LICENSEE a license to use the Trademarks in the design, manufacture, advertising and sale of Licensed Products (as defined below) in accordance with this Agreement, which shall become effective upon the expiration of the Prior Agreement; and

          WHEREAS, LICENSOR acknowledges and agrees that LICENSEE is in the business of manufacturing, having manufactured, marketing and selling the Licensed Products (as herein defined) without using the Trademarks cither with or without other marks and/or identifications and will continue to do so.

          NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

          1. GRANT OF LICENSE AND DESIGNATION OF LICENSED ITEMS. The term “Licensed Products” means the following products, whose designs and specifications have been submitted by LICENSEE to LICENSOR as and when same have been approved by LICENSOR as provided in Paragraph 13:

Men’s, women’s work gloves including leather, leather palm chemical coated, hi-dexterity, cotton, cotton coated, disposable (for paint/medical/chemical), but not including fashion and casual knit gloves

          LICENSOR hereby grants to LICENSEE for the Term set forth in Paragraph 2 and upon the terms and conditions hereinafter set forth the exclusive right and license to use the Trademarks within the Geographic Area described in Paragraph 3 hereof, in the design, manufacture, advertising and sale of the Licensed Products in LICENSEE’S authorized channels of trade. In the event of any question regarding the definition of products that LICENSEE may wish to produce as Licensed Products, the final decision shall rest with LICENSOR. The rights granted to LICENSEE herein are limited to use on or in connection with the Licensed Products and LICENSEE specifically agrees not to use the Trademarks or consent to their use in any manner or on any product or item, except as set forth in this Agreement, without prior written consent of LICENSOR permitting LICENSEE so to do.

          LICENSEE agrees that use of the Trademarks hereunder shall be limited to Licensed Products offered for sale only in accordance with LICENSOR’S channel strategy in effect from time to time. LICENSEE further agrees that use of the “GENUINE DICKIES & Design” mark hereunder shall be limited to Licensed Products offered for sale through mass merchandisers (e.g. Wal*Mart, K Mart) and only in accordance with LICENSOR’S channel strategy in effect from time to time. LICENSEE further agrees that no Licensed Products produced by LICENSEE hereunder and offered for sale through such mass merchandisers shall bear the “DICKIES and Horseshoe Device” mark. The foregoing notwithstanding, LICENSEE hereby acknowledges and agrees that sales to or through the following outlets (without the express prior written consent of LICENSOR) are not included within LICENSEE’S authorized channels of trade, and shall therefore be deemed outside the scope of the rights granted hereunder:

1.	Dollar Stores
2.	Truck stops
3.	Discount stores (e.g. Gordman’s)

          In the event that LICENSOR grants written permission to pursue sales and programs within the truck stop channel LICENSOR will advise LICENSEE of the appropriate trademark for the truck stop channel. LICENSOR will advise LICENSEE of the appropriate trademark for warehouse club channel retailers, as it may be retailer specific.

          “Closeouts” shall be defined as Licensed Products that have been discontinued or are overruns and sold directly to consumers or to LICENSOR approved jobbers at a price that is fifty percent (50%) or less of their customary wholesale price. Closeouts may only be sold directly to customers or sold to LICENSOR’S closeout approved jobbers specified by LICENSOR from time to time. LICENSOR’S current closeout jobbers are listed in Exhibit “D”.

          In no event shall LICENSEE manufacture or offer for sale in the Geographic Area during the Term goods which qualify as Licensed Products bearing the trademarks of other manufacturers of work wear including, but not limited to Levi’s, Levi Strauss Signature, Wrangler, Lee, Carhartt, Key, Walls, Caterpillar, Wolverine, Big Smith, Big Ben, Mack Truck, and John Deere, or the outdoor wear brand Coleman; or otherwise produce or import into the Geographic Area during the Term goods which qualify as Licensed Products hereunder for any manufacturer of work wear, or any licensee of a work wear manufacturer. LICENSEE’S manufacture, marketing or sale of any item of work wear similar to that of the LICENSOR shall constitute grounds for immediate termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination. LICENSEE acknowledges that in entering into this Agreement LICENSOR is relying upon the representations and covenants made by LICENSEE generally hereunder, and those contained in this Paragraph in particular.

 ***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

          Further, LICENSEE agrees that, as to any account or customer relationship which it establishes during the Term by or through the sale of the Licensed Products bearing the Trademarks to that account or customer, LICENSEE shall not during the Term attempt to sell, or otherwise offer to manufacture, import or otherwise provide goods which qualify as Licensed Products to such account or customer for sale under a so-called “private label” program. LICENSEE may develop a private label program at various accounts where Licensed Products may be sold subject to the following conditions: (i) LICENSEE shall maintain sufficient product and use commercially reasonable efforts to maintain retail price differentiation between private label goods (i.e. store brands) and those beating LICENSOR’S Trademarks.

          2. TERM. The initial term of this Agreement shall be for a period commencing March 1, 2010, and ending on December 31, 2013 (“Initial Term”). “Term” shall mean the Initial Term together with any renewal term agreed by the parties in writing that becomes effective. In this Agreement, the expression “Contract Year” shall mean any calendar year; during the Initial Term or any renewal term; the first Contract Year shall commence March 1, 2010 and end on December 31,2011.

          If LICENSEE maintains minimum[***] this Agreement may be renewed for an additional [***] period commencing January 1, [***] and ending on December 31, [***] but only if (a) LICENSEE has delivered written notice of renewal to LICENSOR no later than February 1, [***] together with a report [***] and (b) only if the parties agree in writing signed by both parties to renew the Agreement; [***]

          At any time the parties may meet to discuss additional renewal periods and the terms applicable thereto. Any such additional renewal period must be in writing signed by both parties.

          3. GEOGRAPHIC AREA. The rights granted to LICENSEE hereunder shall be exercised by LICENSEE within United States of America and its territories and possessions (the “Geographic Area”) and shall be exclusive therein. LICENSEE hereby acknowledges that LICENSOR has appointed other exclusive distributors of its Licensed Products and other licensees of the Trademark in various territories throughout the world and has an active and ongoing corporate program to expand the number of territories, which are served by exclusive distributors of its Licensed Products and exclusive licensees of the Trademarks. The Licensed Products may be manufactured outside of the Geographic Area and LICENSEE may cause the Trademarks to be affixed to the Licensed Products outside of the Geographic Area; provided, however, LICENSEE shall not sell, market, or otherwise distribute the Licensed Products in any territory outside the Geographic Area, and provided further that LICENSEE shall endeavor to detect and to deter sale or distribution of Licensed Products in any territory outside of the Geographic Area by any manufacturer of the Licensed Products in accordance with the provisions set forth in Paragraph 14 herein. LICENSEE shall not, in any event, export, sell or ship Licensed Products from the Geographic Area to persons, firms, or businesses located outside the Geographic Area. The export, sale or offering for sale of the Licensed Products to persons, firms or businesses located outside the Geographic Area or by a third party with LICENSEE’S knowledge or assistance, without the express prior written consent of LICENSOR shall be grounds for immediate termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination. The foregoing notwithstanding, nothing herein shall be construed to prevent other licensees of LICENSOR from manufacturing Licensed Products, and/or affixing the Trademarks to such Licensed Products, within the Geographic Area, provided the same are manufactured solely for export from the Geographic Area.

          LICENSEE acknowledges that the license and other rights granted to LICENSEE hereunder arc intended to facilitate the sale of Licensed Products to persons or firms offering same for sale to retail customers and industrial consumers in the Geographic Area and not for export from the Geographic Area. LICENSEE shall use commercially reasonable efforts to prevent the exportation of the Licensed Products from the Geographic Area by LICENSEE’S customers within the Geographic Area (a practice often referred to as “trans-shipping”) by exercising reasonable diligence in monitoring and evaluating the sales patterns and activities of its customers (i.e. noting sudden marked increases in purchases by some customers; limiting sales to companies seeking to purchase inordinately large quantities of Licensed Products without retail outlets to support such purchases; surveying internet offerings by customers, etc.). In particular, LICENSEE shall not knowingly sell or ship the Licensed Products to exporters, distributors or other resellers which regularly sell or ship similar goods out of the Geographic Area, or to any person, firm or business concern which intends, or which LICENSEE has reason to believe possesses the intent, to ship, sell or otherwise distribute the Licensed Products outside the Geographic Area, without LICENSOR’S express prior written consent.

          LICENSEE shall also use commercially reasonable efforts to deter the exportation of the Licensed Products from the Geographic Area by LICENSEE’S manufacturing sources by exercising reasonable diligence in monitoring the production of Licensed Products. In this regard LICENSEE shall cooperate with LICENSOR to investigate instances of possible unauthorized manufacture, distribution or sale of extra production units of the Licensed Products from LICENSEE’S manufacturing sources,

 ***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

          4. DEFINITION OF “NET SHIPMENTS”. As used herein the term “Net Shipments” shall mean [***] LICENSEE shall reconcile the actual credits and discounts given to customers against (hose estimated on a monthly basis and, for the purpose of royalty calculations hereunder, shall report quarterly only the actual amount of such credits and discounts given during the period. Under no circumstances shall LICENSEE be permitted to withhold payment of any sums due LICENSOR in anticipation of, or as a reserve against, anticipated “mark down” refunds or allowances. [***]

          5. ROYALTY AND ROYALTY PAYMENTS.

A. As compensation for the License granted hereunder, LICENSEE agrees to pay LICENSOR a royalty equal to [***] "Earned Royalty”).

B. LICENSEE shall remit quarterly payments of Earned Royalties in U.S. Dollars to LICENSOR on or before the last day of April, July, October and January during the Term, LICENSEE shall pay to LICENSOR a royalty payment equal to [***]  Royalty payments shall accompany Quarterly Reports specified in Paragraph 9.B and shall be in the form of a check or wire transfer payable to LICENSOR,

In the event year-to-date Earned Royalties exceed year-to-date quarterly payments as of any quarterly payment date during a Contract Year, LICENSEE may apply this excess to the next applicable quarter of such Contract Year. For clarification, total payments to LICENSOR during any Contract Year must equal the greater of total year-to-date (a) minimum quarterly payments for such Contract Year or (b) Earned Royalties for such Contract Year. In the case of the last Contract Year of this Agreement LICENSOR will refund such excess amount within 45 days after the end of the last Contract Year.

C. In the event LICENSEE shall fail to pay any sum required to be paid hereunder within ten (10) days of the due date thereof, the amount owing shall thereupon bear interest at the publicly announced prime rate of JP Morgan Chase Bank, N.A, Dallas, Texas from and including the first day following such due date until paid, but not to exceed the highest rate of interest allowed by applicable law. All sums payable to LICENSOR under this Agreement shall be payable at or to LICENSOR’S business address in Fort Worth, Tarrant County, Texas, and all reports shall be mailed or delivered to such address.

 ***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

D. From time-to-time during the Term, LICENSEE may be asked to provide Licensed Products to LICENSOR or to other authorized distributors or licensees of LICENSOR for sale in countries outside the Geographic Area, Further, LICENSEE may purchase goods that would constitute Licensed Products from other authorized licensees of LICENSOR for resale within the Geographic Area. In the event, and only in such event, that LICENSOR expressly consents in writing to any of the foregoing, Licensed Products supplied by LICENSEE to LICENSOR or to other authorized licensees or distributors of LICENSOR shall not be subject to the payment of royalties hereunder, neither shall such Licensed Products be included in LICENSEE’S Net Shipments for the purposes of determining whether LICENSEE has met the Minimum Shipments requirement hereunder. Conversely, any and all Licensed Products sold by LICENSEE hereunder which arc supplied to LICENSEE by other authorized licensees of LICENSOR shall be subject to the payment of royalties hereunder and shall be included in LICENSEE’S Net Shipments for the purposes of determining whether LICENSEE has met the Minimum Shipment requirement hereunder.

          6. MINIMUM ROYALTIES, Set forth below opposite each Contract Year is the minimum annual royalty (“Minimum Annual Royalty”) for such Contract Year:

Contract Year	Minimum Annual Royalty (in U.S. Dollars)
[***]	[***]
[***]
[***]	[***]
[***]	[***]

Renewal Term:
Contract Year	Minimum Annual Royalty fin U.S. Dollars)
[***]	[***]
[***]
[***]	[***]
[***]

           In the event that the majority of the existing DICKIES/GENUINE DICKIES glove business in Wal-Mart’s Lawn & Garden/Outdoors department for calendar 2010 is not transferred to LICENSEE for calendar year 2011, [***]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

          7. MINIMUM SHIPMENTS OF LICENSED PRODUCTS. Notwithstanding anything to the contrary set forth herein, LICENSEE shall maintain minimum Net Shipments in each Contract Year in an aggregate amount as follows:

Contract Year	Minimum Value of Net Shipments (in U.S. Dollars)
[***]	[***]
[***]
[***]	[***]
[***]	[***]

Renewal Term:
Contract Year	Minimum Value of Net Shipments fin U.S. Dollars)
[***]	[***]
[***]
[***]	[***]
[***]

          If LICENSEE shall fail to maintain the required minimum Net Shipments as provided in this Paragraph 7 LICENSOR shall have the right to terminate this Agreement by written notice specifying the effective date of termination delivered to LICENSEE within ninety (90) days after the end of any Contract Year in which LICENSEE shall fail to maintain such required minimum Net Shipments.

           In the event that the majority of the existing DICKIES/GENUINE DICKIES glove business in Wal-Mart’s Lawn & Garden/Outdoors department for calendar 2010 is not transferred to LICENSEE for calendar year 2011, [***]

          8. LICENSEE’S RECORDS/FINANCIAL PERSONNEL/ADEQUATE CAPITAL/INSOLVENCY/CROSS DEFAULT.

               A. LICENSEE shall keep and maintain at its regular place of business complete books and records of all business transacted by LICENSEE in connection with the Licensed Products, including but not limited to books and records relating to Net Shipments and orders for Licensed Products. LICENSEE’S accounting records of sales, shipments, and returns of Licensed Products shall be maintained separately from LICENSEE’S accounting records relating to other items manufactured or sold by LICENSEE. Such books and records shall be maintained in accordance with generally accepted accounting procedures and principles consistently applied. LICENSOR, or its duly authorized agents or representatives, shall have the right to inspect said books and records at LICENSEE’S premises during LICENSEE’S regular business hours; provided that LICENSOR shall give to LICENSEE at least fifteen (15) clays’ advance written notice of its intention so to do.

               B. LICENSEE shall employ the audit services of a certified public accounting firm satisfactory to LICENSOR as the LICENSEE’S outside auditor to review the books and financial records of LICENSEE on an annual basis as required under Paragraph 10. At the time of execution of this Agreement the auditor is JII Cohn.

               C. Throughout the Term, LICENSEE shall reconcile its books and accounts on a monthly basis and shall close its books for each calendar month of the Term on or before the last day of the following month.

               D. LICENSOR shall have the right to terminate this Agreement at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination upon the occurrence of any of the following, as disclosed by LICENSE, lending institutions, SEC filings or as determined by LICENSOR based upon review or audit by LICENSOR of LICENSEE’S records:

           1. LICENSER is unable to supply adequate capital for the development of Licensed Products;

           2. LICENSEE shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of LICENSEE or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrate, conservator or similar official for LICENSEE for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; LICENSEE shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the immediately preceding clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for LICENSEE for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or LICENSEE shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or except as to any of the foregoing which is subordinated to any other Indebtedness or

           3. LICENSEE shall fail to observe or perform any covenant, condition or agreement relating to any Material Indebtedness.

“Indebtedness” means all of the following: all obligations of LICENSEE for borrowed money and all obligations of LICENSEE evidenced by bonds, debentures, notes, loan agreements or other similar instruments; any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; whether or not so included as liabilities in accordance with GAAP, all obligations of LICENSEE to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by LICENSEE (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by LICENSEE or is limited in recourse; capital lease obligations; redeemable stock of LICENSEE and all guaranty obligations of LICENSEE in respect of any of the foregoing. For alt purposes hereof, the Indebtedness of LICENSEE shall include the Indebtedness of any partnership or joint venture in which LICENSEE is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to LICENSEE.

“Material Indebtedness” means Indebtedness in an aggregate principal amount exceeding $1 million.

          9. MONTHLY. QUARTERLY AND ANNUAL REPORTS. For convenience a schedule of reports due as described below in this Paragraph 9 and in Paragraphs 10 and 15 is set forth in Exhibit “C”.

               A. Monthly Reports: LICENSEE shall provide to LICENSOR, on or before the tenth (10th) day of each month during the Term, a written report of Net Shipments for the previous month in a format specified by LICENSOR from lime to time.

               B. Quarterly Reports: On or before the last day of April, July, October and January during the Term, LICENSEE shall deliver to LICENSOR a written statement, in a format specified by LICENSOR from time to time, setting forth the gross and Net Shipments of LICENSEE, including any allowances and deductions, royalty rate(s), and Earned Royalty relative thereto, for the preceding calendar quarter, together with a check or wire transfer payable to LICENSOR in the amount due pursuant to Paragraph 5. Within any such statement, Net Shipments shall be reported separately for each country within the Geographic Area in a form satisfactory to LICENSOR and retail sales shall be reported separately from other Net Shipments.

               C. Additional Reporting: In addition, upon request from LICENSOR, LICENSEE will report at the same time as Net Shipments are reported, the open undelivered orders as of the close of the preceding calendar quarter, together with a list of names of accounts which have purchased Licensed Products from LICENSEE during the preceding calendar quarter and the quantities (by dollar volume) and styles of such Licensed Products each such account has purchased. From time to time LICENSOR may request additional reports to evaluate LICENSEE’S Licensed Product business including but not limited to retailer performance review (account review), account merchandising strategy, retailer scorecards, POS sales reports, and account sales plans.

               D. Annual Business Plan; Within sixty (60) days after the execution of this Agreement LICENSEE shall provide LICENSOR with a comprehensive annual sales/marketing business plan for the first Contract Year in a form and with such detail as may be reasonably requested by LICENSOR. Thereafter, the annual business plan covering each Contract Year shall be due on or before November lst of the immediately preceding Contract Year. (A plan for Contract Year 2011 would be due November 1, 2010, and so on,) The plan shall include, but is not limited to sales targets, channels of distribution, advertising expenditures, marketing programs, new products, opportunities, account development programs, annual growth projections and pertinent aspects of the market, Within sixty (60) days of the submission of the plan, LICENSEE and LICENSOR shall discuss and agree upon a finalized sales/marketing business plan,

          10. LICENSEE’S ANNUAL ROYALTY AND AUDIT REPORTS. Within thirty (30) days after the end of each Contract Year, beginning with the first Contract Year, LICENSEE shall deliver to LICENSOR a statement, prepared by the Chief Financial Officer of LICENSEE showing gross shipments, Net Shipments, royalties due, and royalties paid by LICENSEE during the preceding Contract Year. Within any such statement, Net Shipments shall be reported separately for each country within the Geographic Area in a form satisfactory to LICENSOR. Any retail sales of Licensed Products shall be reported separately within the same report. Such statement shall be certified to be true and correct by the Chief Financial Officer of LICENSEE and shall include a further certification by the Chief Financial Officer that as of the date of such certification, and throughout the preceding Contract Year, LICENSEE is and was in compliance with all of the terms and conditions of this Agreement, or if LICENSEE is or was not so in compliance, a certification specifying in reasonable detail the ways that LICENSEE is or was not in compliance. Within ninety days (90) after the end of each Contract Year LICENSEE shall provide to LICENSOR a copy of the annual audit report and audited financial statements prepared by a LICENSOR- approved certified public accounting firm.

          11. AUDIT BY LICENSOR. LICENSOR, upon giving to LICENSEE at least fifteen (15) days advance written notice or its intention so to do, shall have the right to audit all books and records which LICENSEE is required to maintain pursuant to Paragraph 8 above, such audit shall not cover any period in excess of three (3) years prior to the date of the audit, and in the event any such audit shall disclose LICENSEE has understated Net Shipments or underpaid royalties for any reporting period, LICENSEE shall forthwith and upon written demand pay to LICENSOR the amount, if any, by which the actual royalties exceed royalties paid, In the event that LICENSEE has understated Net Shipments or under paid royalties in excess of five percent (5%) of said Net Shipments, LICENSEE shall forthwith and upon written demand also pay to LICENSOR all costs, fees and expenses incurred by LICENSOR in conducting such audit. Should such audit disclose that the royalties paid exceed the actual royalties, LICENSEE shall be entitled to a credit equal to such excess royalties against the royalties next accruing under this Agreement.

          12. BEST EFFORTS OF LICENSEE. LICENSEE shall use its best efforts and skill to design, manufacture, sell and ship the Licensed Products and shall continuously and diligently during the Term produce an inventory of Licensed Products and procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. A cessation of any of the above for a continuous selling period of ninety (90) days (subject to the provisions of paragraph 27) shall be grounds for immediate termination of this Agreement at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination. LICENSOR shall have the right to inspect LICENSEE’S said facilities during regular business hours upon not less than three (3) days prior notice and shall reasonably endeavor to make such inspection in the presence of an officer of LICENSEE.

          13. ADDITIONAL OBLIGATIONS OF LICENSEE AS TO QUALITY MERCHANDISING AND OTHER ASPECTS OF LICENSED ITEMS. LICENSEE shall provide and maintain at its sole cost and expense adequate facilities and qualified personnel to assure that the quality of the Licensed Products are (a) of a standard equal to or higher than other products of like kind manufactured by LICENSEE and (b) consistent with LICENSOR’S standards for the quality, type, style and price range thereof. LICENSEE’S accounting records of sales, shipments, and returns of the Licensed Products shall be maintained separately from LICENSEE’S accounting records relating to other items manufactured or sold by LICENSEE, LICENSEE shall maintain advertising and merchandising for (he Licensed Products. In connection with each new item of Licensed Products, LICENSEE shall furnish to LICENSOR for LICENSOR’S approval, without cost, the following:

1.	Photographs and/or design sketches of the proposed styling of such item;
2.	At least two (2) samples taken randomly of finished production models of such items at least thirty (30) days before Licensed Products will be marketed; and
3.	Samples of all labels, tags, hang tags, and other indicia to be used on or in connection with the item,

LICENSOR will approve items within ten (10) days; if no answer in seven (7) days, LICENSEE must have confirmed contact with Licensor and we will respond within three (3) days. If no response then the item is approved.

LICENSOR shall have the right to disapprove any of the above which in LICENSOR’S reasonable opinion do not meet LICENSOR’S Licensed Product Specifications. “Licensed Product Specifications” means LICENSOR’S standards for the items listed in the definition of “Licensed Products” established and communicated by LICENSOR to LICENSEE from time to time. In addition thereto, prior to submission of such samples, LICENSEE shall conduct its normal tests and verification procedures on each sample to assure that the quality of the Licensed Products meets or exceeds the Licensed Product Specifications. To that end, LICENSEE shall provide to LICENSOR, together with any such samples, a certificate of conformance excited by the Quality Control or Assurance Group of LICENSEE that the samples of the Licensed Products so delivered meet or exceed the Licensed Product Specifications. In no event shall LICENSEE preview, present to retailers, market, advertise, sell or offer for sale any garment, apparel product or other item bearing (he Trademarks, unless and until such item has been approved by LICENSOR, in writing, as to styling, material, manufacturing quality and qualification as a Licensed Product authorized hereunder. Notwithstanding the provisions of Paragraph 21 hereof, the preview, presentation, marketing, advertisement, sale or offer of sale of any item bearing the Trademarks, including, but not limited to, the display of such items, or photos of such items (i) in advertisements, catalogues, and other printed media, (ii) on television, the internet or other electronic media, or (iii) in trade shows and other commercial or industrial presentations without such item having been so approved in writing by LICENSOR shall constitute grounds for immediate termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination.

LICENSEE agrees that it will not engage in any act or omission which may diminish or impair the goodwill, name or reputation of either LICENSOR or (he Trademarks.

If at any time LICENSOR is of the opinion that LICENSEE is not properly using the Trademarks on the Licensed Products on labels, tags, hang tags, or on advertising, or that the standard of quality of any item of the Licensed Product does not conform to the standards stated herein, or that LICENSEE is not delivering quantities of the Licensed Products promptly as required, LICENSOR may give LICENSEE written notice to this effect, identifying in such notice the situation to which it objects. LICENSEE shall have thirty (30) days after receipt of any such notice to correct the situation or situations to which the LICENSOR has objected, and failing which, LICENSOR may terminate this Agreement by further written notice to LICENSEE specifying the effective date of termination.

LICENSEE will promptly delivery all quantities of Licensed Products ordered and/or sold during the Term, as required by its customer contracts, As to the promptness of LICENSEE’S delivery of Licensed Products hereunder, LICENSEE agrees that it shall process and ship to its customer(s)at least  of each order received from that customer within ten (10) days of LICENSEE’S agreed or otherwise “promised” delivery date for such order (“Minimum Service Level”) except for those orders on credit hold. LICENSEE shall have sixty (60) days after receipt of any such notice from LICENSOR that the Minimum Service Level has not been met, to correct the situation or situations to which the LICENSOR has objected or if such situation(s) cannot be corrected within sixty (60) days with use of reasonable diligence, to begin and vigorously pursue good faith efforts to correct such situation(s), and failing which, LICENSOR may terminate this Agreement by further written notice to LICENSEE specifying the effective date of termination. Notwithstanding the provisions of Paragraph 21 hereof, LICENSEE’S failure to maintain the Minimum Service Level for any continuous period of ninety (90) days (subject to the provisions of paragraph 27) shall be grounds for immediate termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination.

          14. RESTRICTIONS UPON SUBCONTRACTS. LICENSEE shall have the right to enter into subcontracts for the manufacture of Licensed Products; but only as to subcontractors for which LICENSOR has given its express prior written approval. As an express condition of any such approvals, the proposed subcontractor shall execute the LICENSOR’S Manufacturer’s Packet, which includes an acknowledgement of LICENSOR’S rights in the Trademarks, Code of Business Conduct & Ethics and outlines the LICENSOR’S right to make unannounced manufacturing facility inspections from time to time; and agree to refrain from the manufacture or distribution of goods bearing the Trademarks, except goods produced for and sold by LICENSEE hereunder. In any event, LICENSEE shall not permit any subcontractor to further subcontract the work contracted for and shall discontinue using any subcontractor who shall fail to comply with required quality standards and delivery schedules, or who shall fail to comply with said restrictions on the manufacture of distribution of goods bearing the Trademarks.

          15. ADVERTISING REQUIREMENTS. For each Contract Year, LICENSEE agrees to establish a reasonable budget for institutional advertising and promotion of the Licensed Products (including, but not limited to, expenditures for cooperative advertising and promotion), consumer and trade advertising, trade shows, fixturing, catalogues, and brochures.

          LICENSEE shall provide LICENSOR, within thirty (30) days following the end of any Contract Year, a written report of its activities and marketing expenditures (marketing materials, advertising, tradeshows, business development, etc.) with respect to the Licensed Products in the Geographic Area during such Contract Year, which report shall be in such form and in such detail as LICENSOR may reasonably require,

          16. MARKETING/PRODUCT DEVELOPMENT/COMMUNICATIONS/SAMPLES AND PROMOTIONAL MATERIALS.

A. LICENSEE shall consult regularly with LICENSOR relative to LICENSEE’S marketing of Licensed Products. In particular, LICENSEE agrees that it shall not employ any new marketing materials without the express consent of LICENSOR, it being expressly understood by the parties that LICENSOR’S marketing department shall be regularly consulted and kept apprised of LICENSEE’S proposed marketing campaign elements as they develop throughout the creative process. No advertising or promotional spots shall be placed for distribution without the express prior consent of LICENSOR, LICENSEE shall throughout the Term oversee the creative process relative to all marketing and advertising campaigns and shall assure that all advertising and/or promotional programs, together with all associated graphics, including but not limited to the following programs and materials, are expressly approved by LICENSOR before the same are published and distributed in the market:

1.	Point of purchase materials
2.	Trade show graphics
3.	Bill boards
4.	Bus bench ads
5.	Endorsements
6.	Advertising allowances
7.	In store fixtures/signage as provided by LICENSEE
8.	Public relations campaigns
9.	Print advertisements
10.	Television, radio and internet advertising

B. All packaging, advertising, promotional materials, marketing materials, sales catalogs, outside sales sheets, radio ads, television commercial, and Internet ads shall be submitted to LICENSOR for prior written approval no later than thirty (30) days prior to launch/publication/media deadline/print date. LICENSOR will approve items within ten (10) days; if no answer in seven (7) days, Licensee must have confirmed contact with Licensor and we will respond within three (3) days. If no response then the item is approved.

C. LICENSEE shall, in all its product development and promotional efforts, adhere to LICENSOR’S brand strategy for the Trademarks provided same has been communicated to LICENSEE in writing.

D. LICENSEE shall consult regularly throughout the Term with LICENSOR concerning the development of new lines, products and/or product features and designs. To that end, LICENSEE shall develop and maintain a production calendar outlining its products releases and provide to LICENSOR, upon request, an updated report of such calendar.

E. LICENSEE hereby acknowledges that open and direct communication is critical to the success of the relationship between the parties and, accordingly, agrees that it shall provide prompt responses to queries from LICENSOR and make open communication between LICENSOR and the (i) LICENSEE’S top management, (ii) LICENSEE’S sales department, and (iii) LICENSEE’S finance department, one of its highest operational priorities.

F. In addition to the obligations of Paragraph 13, LICENSEE shall make available to LICENSOR at its request, the following:

1.	A reasonable number (at least two) of random samples at no cost to LICENSOR of all Licensed Products as LICENSOR shall designate; and
2.	A kit(s) of LICENSEE’S advertising, sales, and promotional materials when the material is developed and available.

LICENSOR shall give to LICENSEE written notice of its requirements as to the foregoing, and LICENSEE shall furnish the items specified in said notice within fourteen (14) days after said items become available to LICENSEE’S salesmen.

G. The provisions of Paragraph 16 are deemed by the parties to be of the essence of the contract. The conscious disregard of these guidelines, and/or the continuing failure of LICENSEE to utilize its best efforts to comply in good faith with the requirements of this Paragraph 16, shall constitute a material breach of the terms hereof, and, subject to the provisions of Paragraph 21 hereof, shall be grounds for termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination.

          17. PROHIBITIONS OF ASSIGNMENTS AND TRANSFERS. Without the prior written consent of LICENSOR, LICENSEE shall not voluntarily or by operation of law assign or transfer this Agreement or any of LICENSEE’S rights, duties, or interests thereunder or sublicense (he use of the Trademarks by others, LICENSOR shall not unreasonably withhold or delay consent to a transfer or assignment.

          Notwithstanding the provisions of Paragraph 21 hereof, a change in control of the LICENSEE or any attempt by LICENSEE (without the express prior written consent of LICENSOR) to assign, transfer, or sublicense any rights hereunder shall be grounds for immediate termination of this Agreement by LICENSOR at LICENSOR’S option by written notice to LICENSEE specifying the effective date of termination. Any assignment or transfer of this Agreement to any company or corporation related to or aligned with the brands of Levi’s, Wrangler, Lee, Carhartt, Key, Walls, Caterpillar, Wolverine, Big Smith, Big Ben, Mack Truck, John Deere, or the outdoor wear brand Coleman, and VF Corp. is prohibited and grounds for immediate termination. A change in control of LICENSEE shall not include a transaction whereby a majority of the membership rights, capital stock or equity interests and voting control in the LICENSEE is owned by members of the Glatt family, outright or pursuant to trusts, limited liability companies or partnerships or other entities which are controlled by members of the Glatt family.

          In each instance in which LICENSOR’S consent to an assignment, transfer, or sublicense is requested, LICENSEE shall give to LICENSOR prior written notice of at least thirty (30) days of the proposed assignment, transfer, or sublicense.

          The consent of LICENSOR to one assignment, transfer, or sublicense shall not be deemed to be consent to any other assignment, transfer, or sublicense, Any assignment, transfer, or sublicense in violation of the provisions of this Paragraph shall be void,

          18. OWNERSHIP/PRESERVATION OF TRADEMARKS. LICENSEE hereby acknowledges that the Trademarks, together with all rights therein, are the sole and exclusive property of LICENSOR and that LICENSEE possesses no rights in or to same, save and except the limited use right granted to LICENSEE hereunder. LICENSEE shall cause to appear on all Licensed Products and on all materials on or in connection with which the Trademarks are used, such legends, markings, and notices as may be required by the laws governing the Geographic Area in order to give appropriate notice of any trademark rights therein or pertaining thereto. In this regard, LICENSEE shall provide a label and/or poly bag on each and every garment or item sold by LICENSEE as a Licensed Product stating that the Trademark or Trademarks used on such garment is (are) registered trademark(s) of LICENSOR and used under license from LICENSOR.

          LICENSEE shall not use or permit the use of the Trademarks, including the name “DICKIES,” on or in connection with any product or service, other than the Licensed Products, which are manufactured or sold by or for LICENSEE except that LICENSEE may use the Trademarks including the name “DICKIES” on stationery, business cards, marketing and advertising.

          Without the prior written consent of LICENSOR, LICENSEE shall not use any other trademark of LICENSEE or other parties on Licensed Products bearing the Trademarks of LICENSOR.

          In its use of the Trademarks, LICENSEE shall strictly adhere to LICENSOR’S trademark style and usage requirements as stated in LICENSOR’S “Style Guide” and amendments thereto in effect from time to time, a copy of which current Style Guide has been delivered to LICENSEE. LICENSEE will also endeavor to monitor use of the Trademarks by LICENSEE’S customers (online, print and any other media) and will endeavor to ensure strict adherence by such customers to LICENSOR’S trademark style and usage requirements as stated in LICENSOR’S Style Guide. LICENSEE will promptly halt any non-conforming use of the Trademarks by LICENSEE’S customers. If a customer does not stop any non-conforming use of the Trademarks, LICENSOR may request that LICENSEE halt all shipments and future sales to the customer, LICENSEE will at all times maintain a current record of LICENSEE customers authorized to sell online (whether through Amazon.com, independent customer web stores, auction sites (including Ebay) or other online venues) will provide a current updated list to LICENSOR upon written request.

          Any permutations of the Trademarks and any secondary rights adopted and used by LICENSEE on the Licensed Products, including trademarks already registered and registrations for trademarks by LICENSEE and any other rights LICENSED may have under other trademark license agreements, shall remain the property of LICENSEE and shall be excluded as one of the Trademarks subject to this Agreement, provided that the foregoing shall not be construed to grant to LICENSEE the right to alter any of the Trademarks, or otherwise create, adopt or use permutations of same, or adopt or use any other trademarks on products bearing the Trademarks of LICENSOR, without LICENSOR’S consent.

          19. INFRINGEMENT AND COUNTERFEIT MATTERS.

               A. LICENSEE shall apprise LICENSOR as soon as practicable of any Licensed Products that are counterfeit or bear an infringement of the Trademarks which comes to the attention of LICENSEE and will cooperate with LICENSOR in any investigation of same. LICENSOR in its own name shall prosecute and defend any action or proceeding which LICENSOR deems necessary or desirable to protect the Trademarks in relation to the Licensed Products, including but not limited to actions or proceedings involving Licensed Products in the Geographic Area that are counterfeit or bear an infringement of the Trademarks. LICENSEE may and upon written request by LICENSOR shall join LICENSOR in any such action or proceeding. Upon prior written agreement LICENSEE may, in its sole discretion, agree or not agree to reimburse LICENSOR for one half of all investigative fees, expenses and outside legal fees and expenses incurred by LICENSOR in connection with investigating and enforcing LICENSOR’S rights in the Trademarks insofar as such investigation or enforcement relates to Licensed Products. LICENSEE may prosecute and defend at its sole cost and expense and in its own name any action or proceeding to protect LICENSEE’S designs or styles. LICENSEE shall not commence any action or proceeding alleging infringement thereof without the prior written consent of LICENSOR and shall not defend any such action unless it shall first make written demand upon LICENSOR so to do and LICENSOR declines to defend. Any damages or financial settlements achieved or recovered in any counterfeit or trademark infringement action or proceeding described above commenced by LICENSOR shall be applied first to investigative fees, expenses and outside legal fees and expenses referred to above incurred by the parties and any remainder shall be shared by the parties on an equitable basis.

               B. Representations and Warranties of LICENSOR. LICENSOR hereby represents, warrants and covenants that:

               (1) it has the full right, power and authority to enter into this Agreement, and to perform all of its obligations hereunder;

               (2) it is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

               (3) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (4) all necessary corporate acts have been effected by it to render this Agreement valid and binding upon it.

               (5) (i) LICENSOR owns all right, title and interest in and to the Trademarks free and clear of all liens and encumbrances; (ii) the Trademarks are current, valid, enforceable and in good standing for the Licensed Products and will remain so and be kept in good standing in the Geographic Area during the Term of this Agreement and any extension or renewal of the Term of this Agreement; (iii) the Trademarks have not infringed, misappropriated or knowingly violated any valid proprietary rights of any third party within the past thirty-six (36) months; (iv) no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation is pending, or to LICENSOR’S knowledge is threatened, against the Trademarks or against LICENSOR relative the Trademarks or any rights therein.

The foregoing representations and warranties shall continue to be true and correct during the Term of this Agreement and during any extension or renewal of the Term of this Agreement.

               C. Indemnification by LICENSOR. LICENSOR will indemnify, defend, and hold LICENSEE harmless from and against any and all losses, liabilities, claims, causes of action, damages, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by LICENSEE as a result of any claim by any person, firm or entity that LICENSEE’S use of the Trademarks in accordance with this Agreement infringes upon any rights granted to such person, firm or entity by LICENSOR, or infringes upon the rights of any other person, firm or entity whether or not granted by LICENSOR, and claims of infringement of intellectual property rights, including copyrights, trademarks, trade dress, trade names and/or patent claims. If any action or proceeding is brought or asserted against LICENSEE in respect of which indemnity may be sought from LICENSOR under this paragraph 19(C), LICENSEE will promptly notify LICENSOR (hereof in writing, and LICENSOR will assume and direct the defense thereof and LICENSOR shall have the exclusive right to direct the defense thereof through counsel selected and paid for by LICENSOR. LICENSEE may thereafter, at its own expense, be represented by its own counsel in such action or proceeding. LICENSEE may not settle or compromise any such claim or action without the prior written approval of LICENSOR. In either case, LICENSOR and LICENSEE will keep each other fully advised of all developments and shall cooperate fully with each other and in all respects in connection with any such defense. The provisions of this paragraph and LICENSOR’S obligations hereunder will survive any termination or rescission of this Agreement or its expiration, If LICENSOR does not provide the indemnification or defense provided for in this paragraph 19(C), LICENSEE may do so and deduct the cost thereof from any Minimum Annual Royalty or other amounts due LICENSOR under this Agreement.

          20. CONFIDENTIALITY.

               A. LICENSOR and its agents and representatives shall not disclose any knowledge or information concerning the business, affairs and financial records of LICENSEE obtained or furnished pursuant to this Agreement, including, without limitation, knowledge and information pertaining to its sales, manufacturing, processes or practices, pricing policies, customers and suppliers, but only to the extent the same is furnished in writing and identified as confidential (“LICENSEE’S Confidential Information”). LICENSOR shall exercise the same degree of care in maintaining the secrecy of LICENSEE’S Confidential Information that it uses in maintaining the secrecy of its own proprietary and confidential information. LICENSOR and its agents and representatives shall refrain from using any knowledge or information covered by this provision for any purpose other than the performance and enforcement of this Agreement; provided however, in the final Contract Year, LICENSOR shall not be restricted from using LICENSEE’S Confidential Information such as sales, style and customer information on Licensed Product to achieve an orderly transition of the Licensed Products business to LICENSOR or its affiliates or to a new licensee. Without the prior written consent of LICENSEE, LICENSOR shall not disclose the terms of this Agreement.

               B. LICENSEE and its agents and representatives shall not disclose any knowledge or information concerning the business, affairs and financial records of LICENSOR obtained or furnished pursuant to this Agreement, including, without limitation, knowledge and information pertaining to its sales, manufacturing, processes or practices, pricing policies, customers and suppliers (“LICENSOR’S Confidential Information”). LICENSEE shall exercise the same degree of care in maintaining the secrecy of LICENSOR’S Confidential Information that it uses in maintaining the secrecy of its own proprietary and confidential information. LICENSEE and its agents and representatives shall refrain from using any knowledge or information covered by this provision for any purpose other than the performance and enforcement of this Agreement except pursuant to due process of law. In addition, LICENSEE agrees that it shall not publish or otherwise disclose to the media or the general public any information regarding the quantity or value of sales of Licensed Products hereunder. Without the prior written consent of LICENSOR, LICENSEE shall not disclose the existence or terms of this Agreement or that the Agreement has been renewed or terminated.

               C. The obligations set forth in this Paragraph 20 shall survive the expiration or termination of this Agreement.

          21. DEFAULTS, Except as otherwise expressly provided in this Agreement, in the event that cither party shall default in the performance of any of the terms and conditions on the part of such party to be performed hereunder, and if such default involves the payment of money and the same shall not be cured within seven (7) days after written notice to such party, or if such default involves performance other than the payment of money and such party shall not commence curing the same within ten (10) days after written notice of such default to such party, and if such default is not thereafter cured within thirty (30) days after such written notice of default to such party, or if a receiver is appointed or one or more creditors take possession of all or substantially all of the assets of the such party, or if such party shall make a general assignment for the benefit of creditors, or if such party resolves to go into voluntary liquidation, then and in any such events, the non-defaulting party may at its option forthwith or at any time thereafter terminate this Agreement by written notice specifying the effective date of termination. In such event, the defaulting party shall not be relieved of any of its obligations which have accrued hereunder.

          22. RIGHTS AND OBLIGATIONS UPON TERMINATION: TRANSITION.

          (a) Trademarks. Upon termination of this Agreement, all rights granted to LICENSEE under this Agreement, including, without limitation, all LICENSEE rights with respect to designs, artworks, sketches and other materials, together with rights to use the Trademarks, shall automatically and without consideration or further action terminate and revert to LICENSOR. LICENSEE shall, except as required in connection with disposal of Licensed Products included in the Termination Inventory as provided below: (i) stop and refrain from all use of the Trademarks or any marks specified by LICENSOR in its sole discretion as being similar to the Trademarks; (is) stop and refrain from further use of any Licensed Product designs; and (iii) dispose of or destroy all labels, signs, packaging, wrappers, cartons, circulars, advertisements, and other items bearing or containing any reproduction or representation of any of the Trademarks in a manner approved by LICENSOR. LICENSEE owned or licensed trademarks registered and maintained prior to the execution of this Agreement and/or after the execution of this Agreement and used in connection with Licensed Products shall remain the property of or rightfully licensed by the LICENSEE.

          (b) Option to Purchase. LICENSEE shall give LICENSOR, no later than ten (10) days following the termination of this Agreement (including by reason of expiration), a listing of all Licensed Products on hand or in process. LICENSOR may conduct a physical review of all finished and unfinished Licensed Products and roll goods, raw materials, sundries, embellishments, transparencies, films and digital files and diskettes that arc used in connection with the manufacture and packaging of the Licensed Products, artwork and negatives or transparencies previously used or to be used in connection with the designs for the upcoming season and prototypes and samples of the Licensed Products and all labels, signs, packaging, wrappers, cartons, circulars, advertisements, and other items bearing or containing any reproduction or representation of any of the Trademarks (collectively, the “Termination Inventory”). LICENSOR or its designee shall have the option (but not the obligation) in its sole discretion to purchase from LICENSEE cither or both of: (i) all or a portion of (he finished Licensed Products and samples and (ii) all or a portion of the other Termination Inventory. If LICENSOR wishes to make a purchase, LICENSOR shall notify LICENSEE of its or its designee’s intention to exercise the option within thirty (30) days of delivery after receipt of the Termination Inventory listing. LICENSOR shall pay LICENSEE for any finished Licensed Products and Samples at a price equal to actual manufacturing cost for those Licensed Products and Samples. LICENSOR shall pay an amount equal to LICENSEE’S book value for any remaining items other than labeling and packaging materials bearing the Trademarks, which LICENSEE will turn over to LICENSOR without payment by LICENSOR. LICENSEE shall at its expense deliver the purchased items to LICENSOR within fifteen (15) days after receipt of LICENSOR’S exercise notice, with LICENSOR to pay the purchase price to LICENSEE within ten (10) days after delivery of the purchased items. LICENSOR shall be entitled to deduct from the purchase price any amounts owed it by LICENSEE.

          (c) Disposal of Termination Inventory. If LICENSOR chooses not to purchase all of the Licensed Products included in the Termination Inventory, then LICENSEE, for a period of one hundred and eighty (180) clays after expiration or exercise of LICENSOR’S option, may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination, to persons approved to purchase Products under Paragraph 1 and otherwise in accordance with this Agreement. If, however, LICENSOR notifies LICENSEE that LICENSOR or a new licensee is selling Licensed Products during that one hundred and eighty (180) day period, then LICENSEE shall dispose of Licensed Products only in LICENSEE’S authorized channels of trade as provided in Paragraph 1. LICENSEE shall pay Earned Royalties on such sales as provided in Paragraph 5. LICENSEE shall have no right to so dispose of Licensed Products unless it has complied with the provisions of this Paragraph 22. Further, if LICENSOR terminates this Agreement because the LICENSEE is manufacturing substandard goods, LICENSEE shall not have the right to dispose of such substandard Licensed Products without removal of the Trademarks, Neither LICENSEE nor any creditor (judgment or otherwise), assignee, transferee, trustee, receiver, or similar person or officer, or purchaser other than in the regular course of LICENSEE’S business may sell or transfer any Licensed Products until and unless all sums due to LICENSOR from LICENSEE have been paid. The conditional right of LICENSEE to sell items of Termination Inventory is non-exclusive and shall not limit LICENSOR’S rights to sell such items of Termination Inventory or to enter into other licenses or transactions.

          (d) Payment of Minimum Annual Royalty, LICENSEE shall, no later than thirty (30) days after the effective date of the termination of the Agreement, pay LICENSOR any remaining installments of the Minimum Annual Royalty for the Contract Year in which LICENSOR gave notice of the termination payable on a pro rata basis to the date of termination.

          (e) Certain Events. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of LICENSEE’S assets or business may continue this Agreement or exploit or use any of the Trademarks following the termination of this Agreement. Notwithstanding (he provisions of Sections 13 and 18, if, under the bankruptcy code or successor similar law, a trustee in bankruptcy of LICENSEE, or LICENSEE, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party in accordance with the bankruptcy code, the trustee or LICENSEE, as the case may be (in either case, the “Debtor”), shall notify LICENSOR. The notice shall set out the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant data about the proposed assignment. The giving of this notice shall constitute the grant to LICENSOR of an option to have this Agreement assigned to LICENSOR or to LICENSOR’S designee for the consideration or its equivalent in money, and upon the terms specified in the notice. The option may be exercised only by notice given by LICENSOR to the Debtor no later than thirty (30) days after LICENSOR’S receipt of the notice from the Debtor unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If LICENSOR does not exercise its option in a timely manner, then the Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified in the notice. Nothing herein is intended to impair any rights which LICENSOR may have as a creditor in the bankruptcy proceeding.

          (f) Remedies Non-exclusive, Notwithstanding any other provision of this Agreement, LICENSOR shall have all the rights and remedies which it may have, at law or in equity, with respect to the termination of this Agreement, the collection of royalties or other amounts payable by LICENSEE under this Agreement, the enforcement of all rights relating to the establishment, maintenance or protection of the Trademarks and the designs created or used under this Agreement or in respect of damages or equitable relief in connection with breach of this Agreement by LICENSEE, it being understood that termination of this Agreement by LICENSOR shall not be considered an exclusive remedy or in any way limit LICENSOR from enforcing other rights or remedies in its sole discretion.

          (g) Waiver. LICENSEE shall under no circumstance be entitled, directly or indirectly, to any form of compensation or indemnity from LICENSOR or to obtain an injunction, specific performance or other equitable remedy as a consequence of the termination or expiration of this Agreement for any reason. LICENSEE waives any claims it may have against LICENSOR arising from any alleged goodwill created by LICENSEE for the benefit of LICENSEE or LICENSOR or from the alleged creation or increase of a market for Licensed Products or other items bearing the Trademarks.

          (h) Transition. Notwithstanding anything to the contrary in this Agreement, LICENSOR shall have the right, exercisable at any time, to (i) negotiate and enter into agreements with third parties under which LICENSOR may grant a license to use the Trademarks in connection with the design, manufacture, distribution and sale of products similar or identical to Licensed Products in the Geographic Area, or to enter into whatever other transactions it desires for the use of the Trademarks on products similar or identical to the Licensed Products without any obligation of any kind to LICENSEE, so long as under such agreement such products will be sold after the date of expiration or termination of this Agreement or (ii) make arrangements itself to design, manufacture, distribute and sell products similar or identical to the Licensed Products in the Geographic Area without any obligation of any kind to LICENSEE so long as such products will be sold after the date of expiration or termination of this Agreement.. Nothing in this Agreement shall be construed to prevent LICENSOR or any such third party licensee from showing these products and accepting orders prior to the termination or expiration of this Agreement. During the final Contract Year LICENSEE shall cooperate with LICENSOR in order to achieve an orderly transition of the Licensed Products business to LICENSOR or its affiliates or a new licensee, including joint visits to LICENSEE’S customers and joint communications to LICENSEE’S customers, so that the business is transitioned in an orderly fashion upon the expiration of this Agreement. In addition, LICENSEE shall cooperate with LICENSOR during the transition period following a termination of this Agreement, including, for example, signing any documents requested by LICENSOR to accomplish or confirm the outcomes (for example, reversions or assignments of license or other intellectual property rights) contemplated herein.

          23. [INTENTIONALLY OMITTED]INTENTIONALLY LEFT BLANK

          24. GOODWILL. LICENSEE acknowledges that the Trademarks have acquired a valuable secondary meaning and goodwill with the public. Accordingly, LICENSEE undertakes and agrees not to use the Trademarks in any manner whatsoever which, directly or indirectly, would derogate or detract from their repute. Except as may be otherwise specified in this Agreement, LICENSEE shall not use the Trademarks herein licensed or any name confusingly similar thereto as part of its company name or as part of the name of any company or corporate name of any corporation which is controls or which is affiliated with it. All goodwill realized by LICENSEE’S use of the Trademarks shall inure to the benefit of LICENSOR. Notwithstanding the foregoing, in the- event of a sale of all or substantially all of the assets of LICENSEE or a sale of a majority of it’s membership rights, LICENSOR shall have no interest to any part of the purchase price.

          25. INSURANCE. LICENSEE does indemnify and hold harmless LICENSOR and any agent of LICENSOR from any liability or claim thereof based on the manufacture and sale by LICENSEE of the Licensed Products, and to this end LICENSEE and its sublicensees, if any, agree to carry product liability insurance with respect to the Licensed Products with a limit of liability of one million dollars ($1,000,000.00), and LICENSOR shall be named therein as coinsured as their interests may appear. Such insurance may be obtained in conjunction with a policy for product liability insurance which covers products other than the Licensed Products, and shall provide for at least ten (10) days prior written notice to LICENSOR of the cancellation or substantial modification thereof. The LICENSEE shall deliver to the LICENSOR a certificate evidencing the existence of such insurance policies promptly alter their issuance, which delivery shall occur no more than thirty (30) days following the date of execution of this Agreement.

          26. ATTORNEY’S FEES, SITUS OF ACTIONS. APPLICABLE LAW. In the event LICENSOR or LICENSEE shall commence any action or proceeding against the other by reason of any breach or claimed breach of the performance of any of the terms or conditions of this Agreement, or to seek a judicial declaration of rights hereunder, the prevailing party in such action or proceeding shall be entitled to reasonable attorneys’ fees to be fixed by the trial court. In any legal action or proceeding brought in which any right or obligation arising from this Agreement is an issue, the law applicable thereto shall be the law of the State of Texas and such legal action or proceeding shall be brought only in a court of competent jurisdiction in Tarrant County, Texas.

          27. FORCE MAJEURE. Notwithstanding anything to the contrary herein contained, neither party hereto shall have any liability to the other by reason of any failure or delay in performance of any of the provisions of this Agreement, if and to the extent that such failure, or delay is due to any occurrence beyond the reasonable control of the party failing, or delaying to perform, including without limitation, acts of God or a public enemy, labor disputes, transportation failure or delays, embargoes, shortages or materials, breakdowns in factories, or the acts, rules, regulations, order or directives of any governmental body (including any agency of subdivision thereof), provided, however, no such occurrence shall relieve LICENSEE of the obligation to make the payment of Minimum Royalties due hereunder; and provided further, that in the event that a Force Majeure Event which is the reason for any such failure or delay in performance under this Agreement should continue for a period of more than six (6) months, either party hereto shall have the right to terminate this Agreement by providing the other party not less than thirty (30) days prior written notice specifying the effective date of termination,

          28. NONAGENCY OF PARTIES. This Agreement docs not constitute LICENSEE as the agent or legal representative of LICENSOR or LICENSOR as the agent or legal representative of LICENSEE for any purpose whatsoever, LICENSEE is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of LICENSOR or to bind LICENSOR in any manner or thing whatsoever; nor is LICENSOR granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of LICENSEE or to bind LICENSEE in any manner or thing whatsoever. No joint venture or partnership between LICENSOR and LICENSEE is intended or shall be inferred.

          29. ADDRESS FOR NOTICE. All notices between the LICENSOR and LICENSEE shall be in writing by certified mail or reputable overnight courier, addressed to LICENSEE or LICENSOR at the respective address set forth below, and shall be effective upon receipt:

LICENSOR:	Williamson-Dickie Manufacturing Company
319 Lipscomb Street
Fort Worth, Texas 76104
ATTN.: Philip C. Williamson, Chairman, President & CEO

With copies to:	Tobin K. Clark
Vice President and General Counsel
Williamson-Dickie Manufacturing Company
319 Lipscomb Street
Fort Worth, Texas 76104

LICENSEE:	Magla Products 159 South Street
Morristown, New Jersey 07962
Contact person: Steven Golub

Posner & Kramer, L.L.P. 75 Main Street,
With copies to:	P.O. Box 740 Millburn, New Jersey
07041-0740 Contact person: David H.
Posner, Esq.

If any of the parties hereto shall, during the Term, change address, then upon giving written notice to the other party of the new address, the new address shall be the address for notices.

          30. WAIVER BY LICENSOR. In the event IJCENSOR shall at any time waive any of its rights under this Agreement or the performance by LICENSEE of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

          31. INTEGRATED AGREEMENT. This Agreement constitutes the entire Agreement between the parties as to the Licensed Products, and no modifications or revisions thereof shall be of any force or effect unless the same are in writing and executed by the parties hereto.

          32. SEPARABILITY OF PROVISIONS. Any provisions of this Agreement which shall be or be determined to be invalid shall be ineffective} but such invalidity shall not affect the remaining provisions hereof. The titles to the Paragraphs hereof are for convenience only and have no substantive effect.

          33. BINDING UPON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successor and assigns. This Paragraph 33 shall not be construed to alter or modify the prohibitions upon assignments or transfers by LICENSEE expressed elsewhere in this Agreement.

          34. ANNUAL MEETINGS. The parties further agree that not less than once each Contract Year representatives of management shall meet to review and evaluate LICENSEE’S performance under this Agreement and discuss methods of improving the business relationships between the parties.

          35. PUBLICITY, This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld or delayed. Further, LICENSEE hereby acknowledges and agrees that information regarding its Net Shipments of Licensed Products hereunder and the value thereof, constitutes LICENSOR’S Confidential Information and, accordingly, agrees that it shall not publish or otherwise disclose to any third party any information regarding the volume of its Net Shipments of Licensed Products or the value of same, without the express prior written consent of LICENSOR. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements or pursuant to due process of law. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

          36. REGULATORY CLEARANCE/COMPLIANCE WITH LAW: ETHICAL SOURC1NG: CODE OF CONDUCT.

               A. Compliance. During the Term, LICENSEE shall obtain and maintain in full force and effect and at its own cost and expense all necessary governmental licenses (including export licenses), permits, clearances, registrations and authorizations, and all necessary trade association or industry self-regulatory organization registrations, and shall maintain compliance in all material respects with the terms and conditions thereof and all material applicable laws and regulations, relating to the activities of LICENSEE and its manufacturers and subcontractors, if any, in the manufacture, sale, production and quality control of the Licensed Products hereunder. LICENSEE hereby assumes all health, safety and environmental risks arising out of (he design and manufacture hereunder of the Licensed Products, and shall carry out all testing, safety, environmental and quality control programs for the Licensed Products as are required by law, good manufacturing practice or industry standards. Upon request LICENSEE shall advise LICENSOR in writing generally of (and in advance of any material changes to) the material labor, health, safety and environmental laws and regulations (including environmental laws and regulations relating to environmental contamination, if any, arising from the manufacture and production of Licensed Products and relating to product ingredients and permissible levels of restricted substances) applicable to the activities of LICENSEE and its manufacturers and subcontractors in the manufacture, sale, production and quality control of the Licensed Products. LICENSEE shall also advise LICENSOR of the means by which LICENSEE stays abreast of such laws and regulations and material changes thereto and the means by which LICENSEE monitors LICENSEE’S and its manufacturers’ and subcontractors’ compliance with such laws and regulations. Upon request of LICENSOR, with respect to the manufacture, distribution or sale of the Licensed Products LICENSEE shall promptly provide to LICENSOR in writing (i) the quality control testing protocol followed by LICENSEE and (ii) current or past quality control test results. LICENSEE shall promptly advise LICENSOR in writing of any investigation of LICENSEE or its manufacturers and subcontractors relating to the manufacture, sale, production and quality control of the Licensed Products by any national or local government or government agency and will provide LICENSOR with all correspondence with governmental authorities concerning such investigation and will keep LICENSOR informed of all material developments in such investigation promptly when they occur. Upon request of LICENSOR, LICENSEE shall allow LICENSOR to participate directly in, and/or exclusively control and direct the response to, any such governmental investigation and exclusively control any public statements concerning the matter and responses to media inquiries. In no event will LICENSEE or its subcontractors make any public statement about such matter unless LICENSEE has contacted LICENSOR and LICENSOR has affirmatively waived in writing LICENSOR’S option to exclusively control such public statements.

               B. Ethical Sourcing and Code of Business Conduct. In designing, manufacturing, marketing and distributing the Licensed Products, LICENSEE and LICENSEE’S manufacturers, suppliers and service providers must abide by LICENSOR’S Code of Business Conduct and Ethics (the “Code”) in effect from time to time and must affirm same in writing. Each manufacturing facility producing Licensed Products or any component thereof must respond to questionnaires and written requests for information submitted by LICENSOR from time to time. With respect to each shipment of the Licensed Products, LICENSEE certifies to LICENSOR as follows:

               The merchandise covered by this shipment was produced in compliance with all applicable requirements of (1) Paragraphs 6, 7 and 12 of the Fair Labor Standards Act, as amended (the “FLSA”), and all regulations and orders of the U.S. Department of Labor issued under Paragraph 14 thereof; (2) United States’ state and local laws pertaining to child labor, minimum wage and overtime compensation; and (3) with respect to merchandise (including components thereof) manufactured outside the United States, the wage and hour laws of the country of manufacture and without the use of child, prison or slave labor. LICENSEE further certifies to LICENSOR that LICENSEE has in effect a program of monitoring any subcontractors who performed work for LICENSEE in connection with the production of the merchandise that is the subject of this Agreement for compliance with the FLSA and comparable state, local and foreign laws.

               C. Subcontractors. In the event LICENSEE learns, or has reason to believe, that merchandise manufactured hereunder by its subcontractor(s) is being produced under conditions that do not comply with the standards required for the certification set out in part (b) above, LICENSEE shall immediately inform LICENSOR and promptly discontinue utilizing the services of any such subcontractor in the manufacture of Licensed Products.

               D. Countries Under U.S. Sanctions. LICENSEE shall not manufacture or sell Licensed Products in any country under which such activity or related activities constitutes a violation of sanctions programs administered and enforced by the U.S. Department of Treasury Office of Foreign Asset Control and promulgated by U.S, Presidential Executive Order, federal laws or regulations (http://www.treas.gov/offices/enforcementyofac/).

               E. Indemnity. LICENSEE AGREES TO INDEMNIFY LICENSOR AGAINST ANY LOSS, COST OR LIABILITY, INCLUDING REASONABLE COSTS OF INVESTIGATION AND REASONABLE ATTORNEYS FEES, ARISING OUT OF LICENSEE’S BREACH OF ANY OF THE TERMS, RESTRICTIONS AND AGREEMENTS CONTAINED IN THIS PARAGRAPH 36.

          37. REPRESENTATIONS AND WARRANTIES OF LICENSEE. LICENSEE hereby represents, warrants and covenants that:

               (1) it has the full right, power and authority to enter into this Agreement, and to perform al! of its obligations hereunder;

               (2) it is financially capable of undertaking the business operations which it conducts and of performing its obligations hereunder;

               (3) it is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

               (4) all necessary member approval and acts have been effected by it to render this Agreement valid and binding upon it.

LICENSOR:		LICENSEE:

WILLIAMSON-DICKIE MANUFACTURING COMPANY, INC.		MAGLA PRODUCTS, LLC

By:	/s/ Phillip C. Williamson	By:	/s/ Jordan Glatt

Phillip C. Williamson		Jordan Glatt
Chairman, President and		President
Chief Executive Officer

EXHIBIT A

(DICKIES & Horseshoe Device)

(DICKIES and Parallelogram Design)

(GENUINE DICKIES and Design)

EXHIBIT “B”

U.S. TRADEMARK REGISTRATIONS

DICKIES & Horseshoe Device

REGISTRATION NO.	REGISTRATION DATE
1,267,257	February 14, 1984
609,638	July 26, 1955
2,666,109	December 24, 2002

DICKIES and Parallelogram Design

REGISTRATION NO.	REGISTRATION DATE
609,147	July 19, 1955
594.540	August 31, 1954
594.541	August 31, 1954
594.542	August 31, 1954

GENUINE DICKIES and Design
REGISTRATION NO.	REGISTRATION DATE
2,774,683	October 21, 2003
2,671,961	January 7, 2003

EXHIBIT “C”

SCHEDULE OF REPORTS TO LICENSOR

Frequency	Date Due	Covering	Description of Report

Monthly	by 10’” of each month	Previous Month	Net Shipments (Paragraph 9.A)

Quarterly	by last day of April, July, October, January	Previous Calendar Quarter	Certified report of Gross, Net Shipments and Earned Royalties to be submitted along with royally check or wire (Paragraph 9.B)

Quarterly	upon request	Previous Calendar Quarter	Report of open undelivered orders at end of calendar quarter (Paragraph 9.C)

Quarterly	upon request	Future Production	Product development and production calcendar (Paragraph 16.D)

Once	Sixty (60) days after execution	First Contract Year	Comprehensive sales and marketing business plan (Paragraph 9.D)

Ann mil	by November 1st of each Contract Year	Upcoming Contract Year	Comprehensive sates and marketing business plan (Paragraph 9.D)

Annual	within 30 days of end of each Contract Year	Preceding Contract Year	Report on marketing and sales activities and expenditures (Paragraph 1 S)

Annual	within 30 days of end of each Contract Year	Preceding Contract Year	Certified statement of annual gross and Net Shipments, royalties due and royalties paid and CPO Compliance Certification (Paragraph 10)

Annual	within 90 days of end of each Contract Year	Preceding Contract Year	Annual audit report and a copy of the annual audit financial statements prepared by a certified public accounting firm (Paragraph 10)

EXHIBIT “D”

          APPROVED JOBBERS FOR CLOSE-OUTS AT THE TIME OF EXECUTION

This list is subject to change from time to time by LICENSOR. LICENSEE may not use any other jobber outside of the list below without prior written approval from LICENSOR.

National Stores Contact:
Bruce Sharp 714-524-
1686

Gabriel Brothers
Contact: Ron Gabriel
304-292-6965

Marmax closeout retailers:
(TJ Maxx, Marshall’s AJ Wright)

For AJ Wright: Contact:
Dave Elmer 508-390-
4124 Dave
elmer@tjx.com

Big 5 Sporting Goods (retailer)

Ross

UPC, Inc.

McCrae and Associates

Xcess Merchandise

Closeout Network

Big Lots (Only with written permission from LICENSOR)